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                                                                    EXHIBIT 12.1

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                                         NINE MONTHS ENDED
                           YEAR ENDED DECEMBER 31,         SEPTEMBER 30,
                           -------------------------  -------------------------
                              1994          1995          1995         1996
                           -----------  ------------  ------------  -----------
Income (loss) before
 cumulative effects of
 accounting changes......  $(7,146,789) $(18,097,026) $(12,547,402) $(7,219,144)
Income tax expense
 (benefit)...............          --            --            --           --
                           -----------  ------------  ------------  -----------
Income (loss) before
 income taxes............   (7,146,789)  (18,097,026)  (12,547,402)  (7,219,144)
Fixed charges included in
 income:
  Interest and related
   charges on debt.......        9,379       132,095        83,254       19,893
  Portion of rentals
   deemed to be interest.       16,731       601,471       416,403       26,064
                           -----------  ------------  ------------  -----------
Total fixed charges
 included in income......       26,110       733,566       499,657       45,957
                           -----------  ------------  ------------  -----------
Earnings available for
 fixed charges...........  $(7,120,679) $(17,363,460) $(12,047,745) $(7,173,187)
                           ===========  ============  ============  ===========
Fixed Charges:
  Fixed charges included
   in income.............  $    26,110  $    733,566  $    499,657  $    45,957
  Interest capitalized in
   the period............          --            --            --           --
                           -----------  ------------  ------------  -----------
Total fixed charges......  $    26,110  $    733,566  $    499,657  $    45,957
                           ===========  ============  ============  ===========
Ratio of earnings to
 fixed charges...........          --            --            --           --
                           ===========  ============  ============  ===========
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